Exhibit 10.28

_________________________________

CHANGE IN CONTROL AND RESTRICTIVE COVENANT AGREEMENT
BETWEEN
[EXECUTIVE]
AND
THE WILLIAMS COMPANIES, INC.

(Tier One Executive)

_________________________________________________________________

CHANGE IN CONTROL AND RESTRICTIVE COVENANT AGREEMENT

1. Certain Definitions	3
2. Change in Control	4
3. Employment Period	5
4. Terms of Employment	5
(a) Position and Duties	5
(b) Compensation	6
5. Termination of Employment	7
(a) Death or Disability	7
(b) Cause	8
(c) Good Reason	9
6. Obligations of the Company upon Termination	10
(a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability	10
(b) Death or Disability	11
(c) Cause; Other than Good Reason	12
(d) Expiration of Employment Period	12
7. Non-exclusivity of Rights	12
8. No Mitigation	12
9. Costs of Enforcement and Interest	12
10. Code Section 280G	13
11. Restrictions on Conduct of Executive	13
12. Arbitration	20
13. Successors	22
14. Miscellaneous	22
(a) Governing Law	22
(b) Captions	22
(c) Amendments	22
(d) Notices	22
(e) Severability	23
(f) Withholding	23
(g) Waivers	23
(h) Status Before and After Effective Date	23
15. Code Section 409A	23

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CHANGE IN CONTROL AND RESTRICTIVE COVENANT AGREEMENT
(Tier One Executive )

THIS CHANGE IN CONTROL AND RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is entered into by and between The Williams Companies, Inc., a Delaware corporation (the “Company”) and [Executive] (“Executive”), as of the __ day of ________, 2019.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of Executive will be satisfied and are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.    Certain Definitions.

(a)    “Agreement Term” shall mean the period commencing on February 1, 2019, and continuing indefinitely, provided, however, that the Company may cause the Agreement Term to terminate at any time by delivering written notice (an “Expiration Notice”) to Executive in accordance with Section 14(d) that the Agreement Term shall expire on a date specified in the Expiration Notice (the “Expiration Date”) that is not less than 12 months after the date the Expiration Notice is delivered to Executive. Notwithstanding the foregoing, if, prior to the Expiration Date specified in the Expiration Notice, the Company enters into an agreement that is reasonably likely to result in a Change in Control, then such Expiration Notice shall be void and of no further effect. In addition, if, prior to February 1, 2019, (i) a Change in Control of the Company occurs, or (ii) the Company enters into an agreement that is reasonably likely to result in a Change in Control, then the Executive’s Amended and Restated Change-In-Control Severance Agreement with the Company, dated as of ______, 20__ (the “Prior CIC Severance Agreement”), shall remain in full force and effect, the Expiration Notice relating to the Prior CIC Severance Agreement delivered to Executive on February 1, 2018 shall be void and of no further effect, and this Agreement shall not become effective. For purposes of the preceding sentence only, “Change in Control” shall have the meaning ascribed to such term in the Prior CIC Severance Agreement.

(b)    “Effective Date” shall mean the first date during the Agreement Term on which a Change in Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if Executive’s employment with the Company or an affiliate is involuntarily terminated, and if it is reasonably demonstrated by Executive that such termination

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of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(c)    “Incumbent Board” shall mean individuals who, as of February 1, 2019, constitute the Board and any other individual who becomes a director of the Company after that date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board.

(d)    “Person” shall mean a Person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “1934 Act”) and as used in Section 13d-3 and 14d-2 of the 1934 Act.

2.    Change in Control For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a)    A majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not approved by a majority of the members constituting the Board of Directors prior to the date of the appointment or election; or

(b)    any Person becomes a “Beneficial Owner” (such term for purposes of this definition being as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a subsidiary of the Company (a “Subsidiary”), (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) below); or

(c)    the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of common stock of the Company (“Company Common Stock”) and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction

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owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Entity or its ultimate parent, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 30% or more of the Company Voting Securities, and (C) at least a majority of the members of the board of directors or similar governing body of the Surviving Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or at the time of the action of the Board of Directors, providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.    Employment Period. The Company hereby agrees to continue Executive in its or an affiliate’s employ, and Executive hereby agrees to remain in the employ of the Company or an affiliate, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date, unless Executive’s employment with the Company or an affiliate is terminated earlier pursuant to Section 5 of this Agreement. The period commencing on the Effective Date and ending on the earlier of the second anniversary of the Effective Date or the date on which Executive’s employment is terminated pursuant to Section 5 of this Agreement shall be the “Employment Period.”

4.    Terms of Employment.

(a)    Position and Duties.

(i) During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting relationships), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) Executive’s services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.

(ii) During the Employment Period, and excluding any periods of paid time off to which Executive is entitled, Executive shall devote substantially all of his or her business time, attention and effort to the business and affairs of the Company and its affiliates and, to the extent necessary to discharge the responsibilities assigned to Executive under this Agreement, use Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere

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with the performance of Executive’s responsibilities as an employee of the Company and its affiliates in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company. As used in this Agreement, the term “affiliate” or “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(b)    Compensation    .

(i)    Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) at a rate at least equal to the rate of base salary in effect on the date of this Agreement or, if greater, on the Effective Date, paid or payable (including any base salary which has been earned but deferred) to Executive by the Company and its affiliated companies. The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase no more than 12 months after the last salary increase awarded to Executive prior to the Effective Date and thereafter at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so increased.

(ii)    Annual Bonus. In addition to Annual Base Salary, Executive shall be provided, for each fiscal year ending during the Employment Period, an annual bonus opportunity at least equal to Executive’s target bonus opportunity for the last full fiscal year prior to the Effective Date (annualized in the event that Executive was not employed by the Company or an affiliate for the whole of such fiscal year).

(iii)    Incentive, Savings and Retirement Plans. Without limiting the foregoing, during the Employment Period, Executive shall be entitled to participate in all applicable short-term and long-term incentive plans and programs, and savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company and its affiliated companies (“Peer Executives”), but in no event shall such plans, practices, policies and programs provide Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to Executive, those provided generally at any time after the Effective Date to Peer Executives.

(iv)    Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s eligible dependents, as the case may be, shall be eligible for participation in and

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shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Executives, but in no event shall such plans, practices, policies and programs provide Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, those provided generally at any time after the Effective Date to Peer Executives.

(v)    Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to Peer Executives.

(vi)    Fringe Benefits and Perquisites. During the Employment Period, Executive shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to Peer Executives.

(vii)    Paid Time Off. During the Employment Period, Executive shall be entitled to paid time off in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to Peer Executives.

5.    Termination of Employment.

(a)    Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company or an affiliate shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive, as determined by the Board, to perform the essential functions of his or her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months. At the request of Executive or his or her personal representative, the Board’s determination that the Disability of

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Executive has occurred shall be certified by two physicians mutually agreed upon by Executive, or his or her personal representative, and the Company. If Executive requests such independent certification of the Board’s determination and either (i) the Company does not seek such independent certification, or (ii) the two physicians do not certify the Board’s determination of Executive’s Disability, then, Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his or her Disability.

(b)    Cause    . The Company may terminate Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, a termination shall be considered to be for “Cause” if it occurs in conjunction with a good faith determination by the Board, after following the substantive and procedural provisions and applying the standard of review set forth on Exhibit A to this Agreement, that any of the following has occurred:

(i) Executive’s conviction of or plea of nolo contendere to a felony or other crime involving fraud, dishonesty or moral turpitude;

(ii) Executive’s misconduct in the performance of his or her duties which results in a material adverse effect to the Company;

(iii) Executive’s violation or disregard of the code of business conduct which results in a material adverse effect to the Company;

(iv) Executive’s violation or disregard of a Company policy, standard or process which results in a material adverse effect to the Company; or

(v) Executive’s habitual or gross neglect of duties;

provided, however, that for purposes of clauses (ii) and (v), Cause shall not include any one or more of the following:
(A) bad judgment or negligence, other than Executive’s habitual neglect of duties or gross negligence;

(B) any act or omission believed by Executive in good faith, after reasonable investigation, to have been in or not opposed to the interest of the Company (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled);

(C) any act or omission with respect to which a determination could properly have been made by the Board that Executive had satisfied the applicable standard of conduct for indemnification or reimbursement under the Company’s by-laws, any applicable indemnification agreement, or applicable law, in each case as in effect at the time of such act or omission; or

(D) after the Effective Date, failure to meet performance goals, objectives or measures following good faith efforts to meet such goals, objectives or measures; and further provided that, for purposes of clauses (ii) through (v) if an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief, after reasonable

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investigation, that Executive’s act, or failure to act, was in the best interests of the Company or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within 10 business days after Executive is given written notice of such breach that specifically refers to this Section 5(b), Executive cures such breach to the fullest extent that it is curable. With respect to the above definition of “Cause,” no act or conduct by Executive will constitute “Cause” if Executive acted: (i) in accordance with the instructions or advice of counsel representing the Company or there was a conflict such that Executive could not consult with counsel representing the Company, or (ii) as required by legal process.

(c)    Good Reason. Executive’s employment may be terminated by Executive during the Employment Period for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)    the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and direct reporting relationships), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company that results in a material diminution in Executive’s position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from Executive;

(ii)    any breach by the Company of Section 4(b)(i) or (ii) of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from Executive;

(iii)    any requirement that Executive’s employment be based at an office or location that is more than 50 miles from the location where Executive was employed immediately preceding the Effective Date;

(iv)    any failure by the Company to comply with and satisfy Section 13(c) of this Agreement; or

(v)    any other material breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from Executive.

A termination of employment by Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within 90 days after the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies. The Company shall have 30 days from the receipt of such notice within which to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive. If such event has not been cured within such 30-day period, the termination of employment by Executive for Good Reason shall be effective as of the expiration of such 30-day period. If the event Good Reason is cured within such 30-day period, the Notice of Termination for Good Reason shall have no effect. Any

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dispute as to whether a claimed event of Good Reason has been cured within the 30-day period shall be submitted to mediation by a third party selected by Executive and the Board. If no mediated resolution is reached within 30-days after the end of the original 30-day cure period, the Notice of Termination for Good Reason shall have no effect, and Executive’s remedies thereafter shall be governed by Section 12 herein. The parties intend, believe and take the position that a resignation by the Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg. §1.409A-1(n)(2).

6.    Obligations of the Company upon Termination.

(a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company or an affiliate shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason, the Company shall timely pay to Executive his or her accrued Annual Base Salary and accrued paid time off through the date of termination to the extent not theretofore paid (the “Accrued Obligations”) and any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies to the extent not theretofore paid or provided (“Other Benefits”). In addition, provided that Executive timely executes and does not revoke a full release of claims in a form acceptable to the Company (the “Release”):

(i) the Company shall pay to Executive in a lump sum in cash within 60 days after the date of termination (or any later date required by Section 15) a severance payment equal to three times the sum of (i) Executive’s Annual Base Salary as then in effect, plus (ii) Executive’s target annual incentive bonus for the year in which the date of termination occurs; and

(ii) the Company shall pay to Executive a pro-rata bonus for the annual incentive plan performance period (“Plan Year”) in which the date of termination occurs (the “Prorata Final Year Bonus”) in an amount equal to the product of (x) Executive’s target annual bonus for the year of termination, and (y) a fraction, the numerator of which is the number of days in the Plan Year through the date of termination, and the denominator of which is 365; and such Prorata Final Year Bonus shall be paid in a single lump sum cash payment within 60 days after the date of termination (or any later date that may be required pursuant to Section 15 hereof);

(iii) the Company shall pay to Executive an amount equal to the full monthly cost to provide group medical, dental, and/or prescription drug plan benefits sponsored by the Company and maintained by the Executive as of the date of termination, multiplied by thirty-six (36) (for purposes of this Section 6(a)(iii), the cost of such benefits will be calculated based on the “applicable premium” determined in accordance with Code Section 4980B(f)(4) and the regulations issued thereunder (including the 2% administrative fee) for the year in which the Separation from Service occurs); and

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(iv) all of Executive’s equity or incentive awards outstanding on the date of termination shall be treated in accordance with the applicable plan documents and award agreements evidencing such awards.

(v) Executive shall be reimbursed for reasonable fees and costs for outplacement services incurred by Executive within six (6) months after the date of termination, promptly upon presentation of reasonable documentation of such fees and costs, subject to a maximum of $25,000. All requests of Executive for reimbursement must be submitted to the Company within one (1) year of the date of termination and the Company shall make the reimbursement of reasonable requests no later than thirty (30) days after such request, but in all events within fifteen (15) months of the date of termination.

(vi) Executive (i) shall be indemnified and held harmless by the Company on the same terms as other Peer Executives and to the greatest extent permitted under applicable law as the same now exists or may hereafter be amended and the Company’s by-laws as such exist on the Effective Date, or such greater rights that may be provided by amendment to such by-laws from time to time, if Executive was, is, or is threatened to be, made a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that Executive is or was, or had agreed to become, a director, officer, employee, agent or fiduciary of the Company or any other entity which Executive is or was serving at the request of the Company (“Proceeding”), against all expenses (including reasonable attorneys’ fees) and all claims, damages, liabilities and losses incurred or suffered by Executive or to which Executive may become subject for any reason, and (ii) shall be entitled to advancement of any such indemnifiable expenses in accordance with the Company’s by-laws as such exist on the Effective Date, or such greater rights that may be provided by amendment to such by-laws from time to time. A Proceeding shall not include any proceeding to the extent it concerns or relates to a matter described in Section 9 (concerning reimbursement of certain costs and expenses).

(vii) For a period of six years after the date of termination (or for any known longer applicable statute of limitations period), the Executive shall be entitled to coverage under a directors’ and officers’ liability insurance policy in an amount no less than, and on the same terms as those provided to Peer Executives.

(b)    Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the Prorata Final Year Bonus (calculated as described in Section 6(a)(ii), regardless of when the date of termination occurs) and the timely payment or provision of Other Benefits. Accrued Obligations and the Prorata Final Year Bonus shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination (or any later date required by Section 15). With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 6(b) shall include without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to

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receive, benefits under such plans, programs, practices and policies relating to death or disability benefits, if any, as are applicable to Executive on the date of termination.

(c)    Cause; Other than for Good Reason. If Executive’s employment shall be terminated for Cause, or if Executive voluntarily terminates employment other than for Good Reason, during the Employment Period, this Agreement shall terminate without further obligations to Executive other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

(d)    Expiration of Employment Period. If Executive’s employment shall be terminated due to the normal expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

7.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company or its affiliated companies and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

8.    No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

9.    Costs of Enforcement and Interest. The Company shall reimburse Executive, on a current basis and in an amount not to exceed $100,000, for reasonable legal fees and related expenses incurred by Executive (i) in connection with any tax audit or proceeding to the extent attributable to the application of Code Section 4999 to any payment or benefit hereunder, or (ii) in seeking to enforce his or her right to payments under Section 6 of this Agreement, in each case, regardless of whether or not Executive’s claim is upheld by an arbitrator or a court of competent jurisdiction; provided, however, that (i) if Executive is ultimately successful in respect of one or more material issues relating to such claim, the Company shall reimburse Executive for all reasonable legal fees and related expenses, and (ii) Executive shall be required to repay to the Company any such amounts to the extent that an arbitrator or a court issues a final order, judgment, decree or award setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith. The amount reimbursable by the Company under this Section 9 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within 30 days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights pursuant to this Section 9 shall expire at the

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end of five years after the date of termination and shall not be subject to liquidation or exchange for another benefit.

Notwithstanding the foregoing, reimbursement of costs and attorneys’ fees incurred in connection with any legal action regarding the enforcement of any of the provisions of Section 11 shall be governed by Section 11(j).

If an amount due is not paid to Executive under this Agreement within 30 days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

10.    Code Section 280G.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event it is determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Code Section 4999, then, prior to the making of any Payments to the Executive, a calculation shall be made comparing (i) the net after-tax benefit to the Executive of the Payments after payment by the Executive of the Excise Tax, to (ii) the net after-tax benefit to the Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). Any reduction of the Payments, if applicable, shall be applied first to cash Payments due hereunder.
(b)    All determinations required to be made under this Section 10, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Executive. All fees and expenses of the Determination Firm shall be borne solely by the Company. Absent manifest error, any determination by the Determination Firm shall be binding upon the Company and the Executive.
(c)    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.

11.    Restrictions on Conduct of Executive.

(a)    For purposes of this Section 11, the following definitions apply:

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(i)    “Competitive Business” means any individual or entity (and any branch, office, or operation thereof) which engages in, or proposes to engage in, with Executive’s assistance, any of the following in which the Executive has been engaged in the twelve (12) months preceding the date of termination: (i) the handling, marketing, gathering, processing, treating or transmission of natural gas, natural gas liquids or crude oil, or the transmission or distribution thereof through pipelines or similar medium, or (ii) any other business actively engaged in by the Company which represents for any calendar year or is projected by the Company (as reflected in a business plan adopted by the Company before Executive’s date of termination) to yield during any year during the first three-fiscal year period commencing on or after Executive’s date of termination, more than 5% of the gross revenue of the Company.

(ii)    “Confidential Information” means any non-public information of any kind or nature in the possession of the Company or any of its affiliates, including without limitation, ideas, processes, methods, designs, innovations, devices, inventions, discoveries, know-how, data, techniques, models, customer lists, marketing, business or strategic plans, financial information, research and development information, trade secrets or other subject matter relating to the Company or any of its affiliates’ products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, including (i) any information that gives the Company or any of its affiliates a competitive advantage in the harnessing, production, transmission, distribution, marketing or sale of oil, gas or other energy or the transmission or distribution thereof through pipelines, wire or cable or similar medium or in the energy services or energy trading industry and other businesses in which the Company or an affiliate is engaged, or (ii) any information obtained by the Company or any of its affiliates from third parties to which the Company or an affiliate owes a duty of confidentiality, or (iii) any information that was learned, discovered, developed, conceived, originated or prepared during or as a result of Executive’s performance of any services on behalf of the Company or an affiliate. Notwithstanding the foregoing, “Confidential Information” shall not include: (i) information that is or becomes generally known to the public through no fault of Executive; (ii) information obtained on a non-confidential basis from a third party other than the Company or any affiliate, which third party disclosed such information without breaching any legal, contractual or fiduciary obligation; or (iii) information approved for release by written authorization of the Company.

(iii)    “Established Customer” means any person or entity to whom or which the Company and/or its affiliates provided products or services to within the twelve (12) months prior to the time of the conduct or issue in question (if the Executive is still employed by the Company or an affiliate) or the date of termination (if the Executive is no longer employed by the Company or an affiliate), and with whom or which the Company and/or its affiliates has had an ongoing relationship that is anticipated by the Company and/or its affiliates to continue.

(iv)    “Restricted Territory” means (i) within each of the following discrete, severable, geographic areas: Alabama, Colorado, Florida, Georgia, Idaho, Indiana, Kansas, Louisiana, Maryland, Michigan, Mississippi, Missouri, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Texas, Utah, Virginia, Washington, West Virginia, and Wyoming, and (ii) any other geographic area in which the Executive,

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on behalf of the Company, has been engaged or is actively preparing to be engaged in any of the activities described in the definition of “Competitive Business” set forth above during the twelve (12) months preceding the date of termination.

(b)    Confidential Information. The Executive acknowledges that in the course of performing services for the Company and its affiliates, Executive may create (alone or with others), learn of, have access to, and/or receive Confidential Information, and the Company hereby agrees to provide the Executive with Confidential Information in the course of the Executive’s performance of services for the Company and its affiliates. The Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its affiliates or of third parties to which the Company or an affiliate owes a duty of confidentiality, that it is the Company’s policy to safeguard and keep confidential all such Confidential Information, and that disclosure of Confidential Information to an unauthorized third party would cause irreparable damage to the Company and its affiliates. Executive agrees that, during employment with the Company or an affiliate (including prior to the Effective Date), except as required by the duties of Executive’s employment with the Company or any of its affiliates, Executive will not, without the written consent of the Company, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information disclosed to Executive or otherwise obtained by Executive during his or her employment with the Company or its affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity (whether or not such individual or entity is employed or engaged by, or is otherwise affiliated with, the Company or any affiliate), and will use the Confidential Information solely for the benefit of the Company and its affiliates and will not use the Confidential Information for the benefit of any other person nor permit its use for the benefit of Executive. These obligations shall continue during and after the termination of Executive’s employment for any reason and for so long as the Confidential Information remains Confidential Information. Anything herein to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that he or she has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)    Non-Competition. If during the Employment Period the Executive’s employment is terminated at a time and in a manner which would entitle the Executive to receive the payment set forth under Section 6(a)(i) of this Agreement and Executive accepts and receives such payment under Section 6(a)(i), then for a period ending on the first anniversary of the date of

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receipt of such payment, but in no event a period that exceeds fourteen months from the date of termination, Executive agrees that without the written consent of the Company, Executive shall not, directly or indirectly, within the Restricted Territory:

(i)    engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business; provided, however, that after Executive’s termination, this Section 11(c) shall not preclude Executive from (A) being an employee of, or consultant to, any business unit of a Competitive Business if (1) such business unit does not qualify as a Competitive Business in its own right and (2) Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business, or (B) with the approval of the Company, being a consultant to, an advisor to, a director of, or an employee of a Competitive Business; or

(ii)    make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business; provided, however, that nothing in this subsection (ii) shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not (A) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (B) give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, or (C) create a conflict of interest between Executive’s duties to the Company and its affiliates or under this Agreement and his or her interest in such investment.

(d)    Non-Solicitation. During employment with the Company or an affiliate (including prior to the Effective Date), and for a period ending on the first anniversary of the date of the termination of Executive’s employment, regardless of the reason for Executive’s termination of employment, Executive shall not, within the Restricted Territory:

(i)    other than in connection with the good-faith performance of his or her duties as an employee of the Company or its affiliates, directly or indirectly cause or attempt to cause any employee, director or independent contractor of the Company or an affiliate to terminate his or her relationship or engagement with the Company or an affiliate;

(ii)    directly or indirectly solicit or recruit or attempt to solicit or recruit any employee, director or independent contractor of the Company or an affiliate to enter into employment or any other kind of business relationship with any person other than the Company or an affiliate;

(iii)    directly solicit any of the Company’s or an affiliate’s Established Customers for the sale of products or services that the Company or such affiliate provides to such Established Customer or planned to market to such Established Customer as of the time of the conduct or issue in question (if the Executive is still employed by the Company) or on the date of termination (if the Executive is no longer employed by the Company); or

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(iv)    interfere with the relationship of the Company or an affiliate with any person who or which at any time during the period commencing one year prior to the date of termination was or is, to Executive’s knowledge, a material supplier or material vendor of the Company or an affiliate.

(e)    Intellectual Property.

(i)    During employment with the Company or an affiliate (including prior to the Effective Date), and thereafter upon the Company’s request, regardless of the reason for Executive’s termination of employment, Executive shall disclose immediately to the Company all Work Product that: (A) relates to the business of the Company or an affiliate or any customer or supplier to the Company or an affiliate or any of the products or services being developed, manufactured, sold or otherwise provided by the Company or an affiliate or that may be used in relation therewith; or (B) results from tasks or projects assigned to Executive by the Company or an affiliate; or (C) results from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or an affiliate. Executive agrees that any Work Product shall be the property of the Company and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended. If and to the extent that any such Work Product is not a “work made for hire” within the meaning of the Copyright Act of 1976, as amended, Executive hereby assigns, and agrees to assign, to the Company all right, title and interest in and to the Work Product and all copies thereof, and all copyrights, patent rights, trademark rights, trade secret rights and all other proprietary and intellectual property rights in the Work Product, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of Executive.

(ii)    Notwithstanding the foregoing, the Company agrees and acknowledges that the provisions of Section 11(e) relating to ownership and disclosure of Work Product do not apply to any inventions or other subject matter for which no equipment, supplies, facility, or trade secret information of the Company or an affiliate was used and that are developed entirely on Executive’s own time, unless: (A) the invention or other subject matter relates (1) to the business of the Company or an affiliate, or (2) to the actual or demonstrably anticipated research or development of the Company or an affiliate, or (B) the invention or other subject matter results from any work performed by Executive for the Company or an affiliate.

(iii)    Executive agrees that, upon disclosure of Work Product to the Company, Executive will, during his or her employment by the Company or an affiliate and at any time thereafter, at the request and cost of the Company, execute all such documents and perform all such acts as the Company or an affiliate (or their respective duly authorized agents) may reasonably require: (A) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other intellectual property protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (B) to prosecute or defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other intellectual property protection, or otherwise in respect of the Work Product.

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(iv)    In the event that the Company is unable, after reasonable effort, to secure Executive’s execution of such documents as provided in Section 11(e), whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney-in-fact, to act for and on his or her behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution, issuance and protection of letters patent, copyright and other intellectual property protection with the same legal force and effect as if personally executed by Executive.

(f)    Non-Disparagement.

(i)    Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (A) accuses or implies that the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful or improper conduct, whether relating to Executive’s employment (or the termination thereof), the business or operations of the Company and/or any of its affiliates, or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the business or reputation of the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.

(ii)    The Company agrees that, after the Effective Date, the Company and its employees holding the title of Senior Vice President or above and the members of the Board as of the date of this Agreement (during their employment with the Company or an affiliate or service as a director of the Company or an affiliate) will not make any statement, observation or opinion, or communicate any information (whether oral or written, direct or indirect) that (A) accuses or implies that Executive engaged in any wrongful, unlawful or improper conduct relating to Executive’s employment or termination thereof with the Company or an affiliate, or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the reputation of Executive.

(iii)    Notwithstanding anything contained herein to the contrary, nothing herein shall be deemed to preclude Executive, the Company, or the Company’s affiliates, employees or directors from providing truthful testimony or information pursuant to subpoena, court order, valid request by a government agency, other similar legal or regulatory process, or as otherwise required by law.

(g)    Reasonableness of Restrictive Covenants.

(i)    Executive acknowledges that the covenants contained in this Agreement are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information, its proprietary work, and in its relationships with its employees, customers, suppliers and agents.

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(ii)    The Company has, and Executive has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his or her observance of the covenants contained herein will not deprive Executive of the ability to earn a livelihood or to support his or her dependents.

(h)    Right to Injunction; Survival of Undertakings.

(i)    In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by this Agreement, Executive and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if Executive were to breach any of his or her obligations hereunder. Executive acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, Executive agrees that if he or she breaches any of the provisions of this Agreement, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction or arbitrator, to restrain any breach, or threatened breach, of any provision of this Agreement without the necessity of posting a bond or other security therefor, and Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

(ii)    If a court of competent jurisdiction or arbitrator determines that any covenant included in this Section 11 is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court or arbitrator shall have the power to modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.

(iii)    Executive’s obligations under this Section 11 and any provisions necessary to interpret or enforce this Section 11 shall be in effect regardless of whether the Employment Period ever begins, and shall survive the expiration of the Employment Period (if any) and any termination of the Agreement Term and/or Executive’s employment with the Company or an affiliate, without regard to the reasons for such termination.

(i)    Violation of Covenants. If a determination is made that Executive has breached any non-competition, non-solicitation, non-disparagement, confidential information or intellectual property covenant entered into at any time between Executive (on the one hand) and the Company or any affiliate (on the other hand), including any of the restrictive covenants in this Section 11, (A) the Company shall have no obligation to pay or provide any severance or benefits under Section 6, (B) all of Executive’s outstanding equity incentive awards (including any unexercised stock options or unvested restricted stock or restricted stock units) shall terminate and be forfeited as of the date of the breach, (C) Executive shall reimburse the Company for any amount already paid under Section 6, and (D) Executive shall repay to the Company an amount equal to the aggregate “spread” (as defined below) on all stock options exercised during the period beginning one year prior to the earlier of the date of termination or the first date on which Executive breached any such covenant (“Breach Date”) and ending on the later of the date of termination or the Breach Date (the “Recoupment Period”). For purposes of the preceding sentence, any determination that

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Executive has breached any restrictive covenants shall be made, prior to the Effective Date, by the Company in good faith, and following the Effective Date, by a court of competent jurisdiction or arbitrator. For purposes of this Section 11(i), “spread” in respect of any stock option shall mean the product of the number of shares as to which such stock option has been exercised during Recoupment Period, multiplied by the difference between the closing price of the common stock on the exercise date (or if the common stock did not trade on the New York Stock Exchange or other exchange, if any, on which common stock had a higher trading volume at the time, on the exercise date, the most recent date on which the common stock did so trade) and the exercise price of the stock options.

(j)    Attorneys’ Fees and Costs. If the parties become involved in legal action regarding the enforcement of any of the provisions of this Section 11, the prevailing party in such legal action will be entitled, in addition to any other remedy, to recover from the non-prevailing party its or his/her reasonable costs and attorneys’ fees incurred in connection with such legal action.

12.    Arbitration.

(a)    The Company and Executive agree that any claim, complaint, or dispute that arises out of or relates in any way to the Executive’s employment relationship with the Company or any of its affiliates, whether based in contract, tort, federal, state, or municipal statute, fraud, misrepresentation, or any other legal theory, shall be submitted to binding arbitration pursuant to the Federal Arbitration Act, to be held in Tulsa, Oklahoma and administered by the American Arbitration Association (the “AAA”) pursuant to the National Rules for the Resolution of Employment Disputes of the AAA (the “Rules”). Notwithstanding the foregoing, (i) the assessment of legal fees and related costs of such arbitration incurred by the Company and Executive shall be governed by applicable law, except as set forth in Section 9 or Section 11(j) of this Agreement, as applicable; (ii) the arbitration shall be determined by a single arbitrator, not a panel; (iii) both the Company and Executive shall be permitted to seek summary disposition prior to hearing; (iv) the decision rendered by the arbitrator shall be in writing and set forth findings of fact and conclusions of law; (v) except as otherwise set forth in this Agreement, the arbitrator, and not any federal, state, or local court, or agency, shall have exclusive authority to resolve any dispute relating to the arbitrability of any dispute between the parties. The arbitrator's decision shall be final and binding upon the Company and Executive. If the Rules are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern.

(b)    This Agreement to arbitrate covers all grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court or agency under applicable federal, state, or local laws, arising out of or relating to Executive’s employment with the Company or an affiliate and the termination thereof, including claims the Executive may have against the Company or against its affiliates, officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that the Company may have against the Executive. The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied), including, but not limited to, any claim in connection with this Agreement, tort claims, claims for wages, or other compensation due, claims for wrongful termination (constructive or actual), claims for discrimination or harassment (including, but not

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limited to, harassment or discrimination based on race, age, color, sex, gender, national origin, alienage or citizenship status, creed, religion, marital status, partnership status, military status, predisposing genetic characteristics, medical condition, psychological condition, mental condition, criminal accusations and convictions, disability, sexual orientation, or any other trait or characteristic protected by federal, state, or local law), claims for violation of any federal, state, local, or other governmental law, statute, regulation, or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended, the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act, all of their respective implementing regulations and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise).

(c)    The Company and Executive acknowledge and agree that the agreement to arbitrate contained in this Section 12 does not apply to the following: (i) claims under any state worker’s compensation law; (ii) claims under any state unemployment compensation law; (iii) claims for injunctive relief that may otherwise be available for the violation of any state trade secrets act or unfair competition law; (iv) any claim that by law cannot be required to be resolved by binding arbitration; or (v) any request to a court for a temporary restraining order or temporary or preliminary injunction to enforce this Agreement pending submission of the merits of the parties’ dispute to arbitration.

(d)    The Company and Executive acknowledge and agree that damages awarded, if any, in any arbitration shall be limited to those damages that are otherwise available at law.

(e)    Except as otherwise required under applicable law, the Company and Executive expressly intend and agree that: (i) class action and representative action procedures shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (ii) each party will not assert class action or representative action claims against the other in arbitration or otherwise; and (iii) the Company and Executive shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. Further, the Company and Executive expressly intend and agree that any claims by the Executive will not be joined, consolidated or heard together with claims of any other employee. Notwithstanding anything to the contrary in the Rules, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings or to join any other party to an arbitration between the Company and Executive.

(f)    The Company and Executive acknowledge and agree that by signing this Agreement, they release and waive any right either may have to resolve their legal disputes (including employment disputes and claims of discrimination or unlawful discharge) by filing a lawsuit in court, and to have the potential opportunity of having their claim heard by a jury, and agree instead that the disputes will be resolved exclusively through binding arbitration, except as otherwise set

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forth in this Agreement. The Company and Executive acknowledge that although Executive agrees to resolve Executive’s legal dispute(s) exclusively through binding arbitration, nothing in this Agreement shall be interpreted as prohibiting Executive from filing a charge of discrimination with an appropriate administrative agency or participating in the investigation or prosecution of such a charge by an appropriate administrative agency; however, this Agreement does prohibit Executive from seeking and recovering an award on his or her own behalf through any administrative process.

13.    Successors.

(a)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. In the event of any such succession and assumption of this Agreement by the successor, the term “the Company” as used in this Agreement shall thereafter include such successor.

14.    Miscellaneous.

(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws.

(b)    Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)    Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:    To the last address on file with the records of the Company

If to the Company:    The Williams Companies, Inc.
One Williams Center

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Tulsa, Oklahoma 74172
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)    Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)    Waivers. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)    Status Before and After Effective Date. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company or an affiliate, the employment of Executive by the Company or an of its affiliates is “at will” and, subject to Section 1(a) hereof, Executive’s employment and/or this Agreement may be terminated by either Executive or the Company or an affiliate at any time prior to the Effective Date, in which case Executive shall have no further rights under this Agreement and no further obligations other than the applicable covenants in Section 11. From and after February 1, 2019, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof, including, but not limited, any change in control agreements between Executive and the Company executed prior to the date of this Agreement.

15.    Code Section 409A.

(a)    General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be either exempt from or compliant with the requirements of Code Section 409A and applicable guidance and regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Code Section 409A.

(b)    Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that is non-exempt “deferred compensation” subject to Code Section 409A would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such amount or benefit will not be payable or distributable to Executive by reason of such circumstance unless the termination of employment satisfies the definition of “separation from service” in Code Section 409A and applicable regulations (without

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giving effect to any elective provisions that may be available under such definition) (a “Separation from Service”). If this provision prevents a payment or distribution, such payment or distribution shall be made on the 30th day following a Separation from Service,” if any, or such later date as may be required by Subsection 15(c) below.

(c)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” subject to Code Section 409A would otherwise be payable or distributable under this Agreement by reason of Executive’s Separation from Service during a period in which he or she is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii), (j)(4)(iii), or (j)(4)(vi), Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s Separation from Service.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“409A Regulations”), provided, however, that, as permitted in the 409A Regulations, the Company’s Specified Employees shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, and applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

Additionally to the extent that any payment or distribution can be made during a period that spans two calendar years, the payment or distribution will be made in the later calendar year.

(signatures on following page)

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf.

[Executive]

THE WILLIAMS COMPANIES, INC.

By:

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EXHIBIT A

Termination for Cause

1.    Substantive and Procedural Requirements. To determine that a termination of employment was for Cause, the Board shall strictly observe each of the following substantive and procedural provisions:

(a)
The Board shall call a meeting for the stated purpose of determining whether Executive’s acts or omissions satisfy the requirements of the definition of “Cause” and, if so, whether to terminate Executive’s employment for Cause.

(b)
Not less than 15 days prior to the date of such meeting, the Board shall provide or cause to be provided Executive and each member of the Board written notice (a “Notice of Consideration”) of (i) a detailed description of the acts or omissions alleged to constitute Cause, (ii) the date of such meeting of the Board, and (iii) Executive’s rights under clauses (c) and (d) below.

(c)	Executive shall have the opportunity to appear before the Board in person and, at Executive’s option, with legal counsel, and/or present to the Board a written response to the Notice of Consideration.

(d)
Executive’s employment may be terminated for Cause only if (i) the acts or omissions specified in the Notice of Consideration did in fact occur and such actions or omissions do constitute Cause as defined in this Agreement, (ii) the Board, by affirmative vote of at least 66 2/3 of its members (excluding Executive’s vote, if Executive is a member of the Board), makes a specific determination to such effect and to the effect that Executive’s employment should be terminated for Cause (“Cause Determination”), and (iii) the Company thereafter provides Executive with a Notice of Termination that specifies in specific detail the basis of such termination of employment for Cause and which Notice shall be consistent with the reasons set forth in the Notice of Consideration.

Nothing shall preclude the Board, by majority vote, from suspending Executive from his or her duties, with pay, at any time.
2.    Change in Control: Standard of Review. In the event that the existence of Cause during the Employment Period shall become an issue in any action or proceeding between the Executive and the Company, the Company shall, notwithstanding the Cause Determination, have the burden of establishing that the actions or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause and that the Company has satisfied all applicable substantive and procedural requirements set forth herein.

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